Exhibit 19.1

Tempest Therapeutics, Inc.

Insider Trading Policy

(Adopted March 25, 2025)

Introduction

During the course of your relationship with Tempest Therapeutics, Inc. (“Tempest”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Tempest or other publicly traded companies. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Tempest’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Tempest securities and, as noted, in the securities of other applicable publicly traded companies, in each case by our employees (including officers), directors, consultants who are advised that they are subject to this policy or who may become aware of material non-public information (“designated consultants”) and the other persons or entities subject to this policy as described below.

Statement of Policy

It is the policy of Tempest that an employee, director or designated consultant of Tempest (or any other person or entity subject to this policy) who is aware of material nonpublic information relating to Tempest may not, directly or indirectly:

1.
engage in any transactions in Tempest’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.
recommend the purchase or sale of any Tempest’s securities;
3.
disclose material nonpublic information to persons within Tempest whose jobs do not require them to have that information, or outside of Tempest to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Tempest’s policies regarding the protection or authorized external disclosure of information regarding Tempest; or
4.
assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Tempest at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Tempest’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal

Exhibit 19.1

and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Tempest that no employee, director or designated consultant of Tempest (or any other person or entity subject to this policy) may either (a) recommend to another person or entity that they buy, hold or sell Tempest’s securities at any time or (b) disclose material nonpublic information to persons within Tempest whose jobs do not require them to have that information, or outside of Tempest to other persons (unless the disclosure is made in accordance with Tempest’s policies regarding the protection or authorized external disclosure of information regarding Tempest).

In addition, it is the policy of Tempest that no person subject to this policy who, in the course of his or her relationship with Tempest, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which Tempest does business, including a partner or collaborator (a “Business Partner”), may trade in such Business Partner’s securities until the information becomes public or is no longer material. Moreover, no such person who, in the course of his or her relationship with Tempest, learns of or is otherwise aware of material nonpublic information about Tempest or any Business Partner that is also material to any other public traded company, including but not limited to an economically-linked company such as a competitor of Tempest, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.

There are no exceptions to this policy, except as specifically noted above or below.

Transactions Subject to this Policy

This policy applies to all transactions in securities issued by Tempest, as well as derivative securities that are not issued by Tempest, such as exchange-traded put or call options or swaps relating to Tempest’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Tempest’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This policy applies to you and all other employees, directors and designated consultants of Tempest and its subsidiaries. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

Exhibit 19.1

Pre-Clearance and Advance Notice of Transactions

Employees, directors, and designated consultants of Tempest who have been notified that they are subject to pre-clearance requirements may not engage in any transaction in Tempest’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer will then determine whether the transaction may proceed and, if so, will direct the appropriate individual to help comply with any required reporting requirements under Section 16(a) of the Exchange Act.

Pre-cleared transactions not completed within five business days will require new pre-clearance. Tempest may choose to shorten this period.

Short-Swing Trading, Control Stock and Section 16 Reports

In addition to the pre-clearance requirements set forth above, officers and directors subject to the reporting obligations under Section 16 of the Exchange Act (“Section 16 Persons”) must also give advance notice of their plans to execute any transaction (including the exercise of an outstanding stock option) to the Compliance Officer. Once any transaction takes place, the employee, director or designated consultant must immediately notify the Compliance Officer so that Tempest may assist in any Section 16 reporting obligations.

Section 16 Persons should also take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Tempest’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to Tempest and is known by only a few employees, directors, and/or designated consultants. So long as the event remains material and nonpublic, the persons designated by the Tempest’s Vice President, Strategy and Finance (or his or her designee, or another individual designated by the Board (the “Compliance Officer”) may not trade in Tempest’s securities. In that situation, Tempest will notify the designated individuals that neither they nor their Related Persons may trade in the Tempest’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price

Exhibit 19.1

of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•
financial results or forecasts;
•
status of product or product candidate development or regulatory approvals;
•
clinical data relating to products or product candidates;
•
timelines for pre-clinical studies or clinical trials;
•
acquisitions or dispositions of assets, divisions or companies;
•
public or private sales of debt or equity securities;
•
stock splits, dividends or changes in dividend policy;
•
the establishment of a repurchase program for Tempest’s securities;
•
gain or loss of a significant licensor, licensee or supplier; and
•
changes or new corporate partner relationships or collaborations.
•
notice of issuance or denial of patents;
•
regulatory developments;
•
management or control changes;
•
employee layoffs;
•
a disruption in Tempest’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•
tender offers or proxy fights;
•
accounting restatements;
•
litigation or settlements; and
•
impending bankruptcy.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, Tempest may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Exceptions to this Policy

Exhibit 19.1

This policy does not apply in the case of the following transactions, except as specifically noted:

1.
Option Exercises. This policy does not apply to the exercise of options granted under Tempest’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to Tempest of already-owned Tempest stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Tempest to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Tempest’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.
ESPP. This policy does not apply to the purchase of stock by employees under Tempest’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
4.
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by Tempest, employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell Tempest securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Tempest securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Tempest at a time when they were unaware of any material nonpublic information relating Tempest and when Tempest was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by Tempest before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.
5.
401(k) Plan. This policy does not apply to purchases of Tempest’s securities in Tempest’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Tempest stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Tempest stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Tempest stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Tempest stock fund.
6.
Domestic Relations Order. This policy does not apply to the acquisition or disposition of Tempest’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

Special and Prohibited Transactions

Exhibit 19.1

1.
Inherently Speculative Transactions. No Tempest employee, director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Tempest’s stock.
2.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Tempest employee, director or designated consultant to continue to own Tempest’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Tempest employee, director or designated consultant may no longer have the same objectives as Tempest’s other shareholders. Therefore, Tempest employees, directors and designated consultants are prohibited from engaging in any such transactions.
3.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Tempest’s securities, Tempest employee, director and designated consultants are prohibited from holding Company Securities in a margin account or otherwise pledging Tempest’s securities as collateral for a loan.
4.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Tempest employee, director or designated consultant is in possession of material nonpublic information. Tempest therefore discourages placing standing or limit orders on Tempest’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Prohibition of Trading During Pension Plan Blackouts

No director or executive officer of Tempest may, directly or indirectly, purchase, sell or otherwise transfer any equity security of Tempest (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Tempest’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Tempest will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation

Exhibit 19.1

BTR. Because Regulation BTR is very complex, no director or executive officer of Tempest should engage in any transactions in Tempest’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the Compliance Officer.

Policy’s Duration

This policy continues to apply to your transactions in Tempest’s and any Business Partner’s securities, even after your relationship with Tempest has ended. If you are aware of material nonpublic information when your relationship with Tempest ends, you may not trade Tempest’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Tempest during a trading blackout period, then you may not trade Tempest’s securities or the securities of other applicable companies until the trading blackout period has ended.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Tempest and to not engage in transactions in Tempest’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Tempest or any employee or director of Tempest pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Tempest for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Tempest, including termination of employment. Anyone who has questions about this policy should contact their own attorney or the Compliance Officer at compliance@tempesttx.com.

Amendments

Tempest is committed to reviewing and updating its policies and procedures on a regular basis. Tempest therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Tempest’s policies regarding insider trading may be obtained by contacting the Compliance Officer.